Exhibit 2.1

Premier Entertainment Biloxi LLC

2004 Membership Interest Appreciation Rights Plan

1.                               Purpose of this Plan.

In order to attract and maintain the services of certain senior level Employees who are or will be providing services to the Company, the Company desires to establish the Premier Entertainment Biloxi LLC 2004 Membership Interest Appreciation Rights Plan (this “Plan”) in which Participants will have the opportunity to receive a cash award based on the increase in value of the Company.

2.                  Definitions.

The following words and phrases as used herein have the following meanings, unless a different meaning is plainly required by the context:

(a)                   “Board” or “Board of Managers” means the individuals serving on the Board of Managers of the Company pursuant to the Operating Agreement.

(b)                  “Change in Control” For purposes of this Plan, a “Change in Control” of the Company is deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

(i)          the “Beneficial Ownership” of securities representing more than fifty percent (50%) of the combined voting power of the Company is acquired by any “person” as defined in Section 13(d) and 14(d) of the Exchange Act (other than the equity holders of the Company on the date hereof, the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the members of the Company in substantially the same proportions as their ownership of stock of the Company);

(ii)         the Company sells or otherwise disposes of all or substantially all of its assets, or adopts a plan of liquidation; or

(iii)        during any period of three consecutive years, individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority thereof (unless the election, or the nomination for election by the Company’s members, of each new manager was approved by a vote of at least a majority of the managers then still in office who were managers at the beginning of such period or whose election or nomination was previously so approved).

(c)                   “Committee” means a committee appointed by the Board in accordance with Section 3 of this Plan.

(d)                  “Company” means Premier Entertainment Biloxi LLC, a Delaware limited liability company.

(e)                   “Employee” means any person, including managers and officers, employed by the Company.

(f)                    “Fair Market Value Per Membership Unit” means, as of any date, the value of a Membership Unit of the Company determined by a majority of the Board of Managers in good faith in its sole and absolute discretion, with reference to the Company’s Class C membership interests. It is the intent of the Company that the Fair Market Value Per Membership Unit mirrors the fair market value of the Company’s Class C membership interests.

(g)                  “Good Reason” means without the Participant’s written consent:

(i)          a reduction by the Company in the Participant’s annual base salary as in effect on the date hereof;

(ii)         if the Participant performed his principal duties at the Company’s executive offices immediately before the Change in Control, the relocation of the Company’s principal executive offices to a location outside of the metropolitan area of the executive offices (which consists of all counties which are contiguous to the executive offices), or if the Participant performed his principal duties at a location other than the Company’s executive offices immediately before the Change in Control, the Company’s requiring the Participant to be based at any place more than sixty (60) miles distance from the location which the Participant performed his principal duties prior to a Change in Control, except for required travel on the Company’s business to an extent substantially consistent with the Participant’s business travel obligations at the time of a Change in Control; or

(iii)        the failure by the Company to continue to provide the Participant with benefits substantially similar to, or of substantially the same aggregate value to the Participant, as those enjoyed by other similarly-situated individuals employed by the Company, as the case may be, from time to time after a Change in Control.

(h)           “Grant Date” means the date the Board grants Membership Interest Appreciation Rights to a Participant.

(i)            “Membership Interest Appreciation Right” means a single unit of value granted under this Plan.

(j)            “Operating Agreement” means the Company’s Limited Liability Company Operating Agreement effective as of January 23, 2004, as amended and restated from time to time.

(k)           “Participant” means a senior level Employee of the Company to whom Membership Interest Appreciation Rights are granted.

(1)           “Payment Event” means:

(i)          A recapitalization event resulting in the repayment of the Class A Preferred Membership Interests of the Company by which such membership interests are redeemed, exchanged, or refinanced and all amounts due thereunder (including all interest and equity amounts) are paid in full (“Type A Payment Event”); or

(ii)         Within thirty (30) days after the date of a Change in Control event (“Type B Payment Event”).

(m)          “Vested Membership Interest Appreciation Rights” means Membership Interest Appreciation Rights that are vested pursuant to Section 5 hereof.

(n)           “Termination With Cause,” with respect to a Participant, means the termination by the Company of such Participant’s employment or engagement for (i) misappropriation of funds, (ii) conviction of a felony or crime, (iii) failure to comply with the lawful directions of the superiors of the Participant or the Board of Managers, (iv) gross negligence or willful misconduct in connection with Participant’s performance of services for the Company, or (v) any other reason or determination of the Board of Managers of the Company.

3.                  Administration.

This Plan shall be administered by (A) the Board, or (B) a Committee designated by the Board to administer this Plan. Once appointed, the Committee shall continue to serve in its designated capacity until otherwise directed by the Board. From time to time the Board may, in the Board’s sole discretion, increase the size of the Committee and appoint additional members, remove members (with or without cause) and substitute new members, fill vacancies, and remove all members of the Committee and thereafter directly administer this Plan. All actions of the Committee shall be undertaken with the approval of a majority of the members of the Committee. References in this Plan to the Board shall include the Committee if it has been established by the Board.

Subject to the provisions of this Plan, the Board shall have exclusive power to select Participants and to determine the number of Membership Interest Appreciation Rights granted to each Participant, the time or times when Membership Interest Appreciation Rights are to be granted, and the time or times, and the conditions subject to which, Membership Interest Appreciation Rights which have been granted may be exercised. In addition, the Board shall have authority to interpret this Plan, establish and revise rules and regulations relating to this Plan and make any other determination in connection with the administration of this Plan. All decisions and determinations by the Board and any action taken by it in respect of this Plan and within the powers granted to it herein shall be conclusive and binding on all persons, including Participants.

4.                  Eligibility and Award of Membership Interest Appreciation Rights.

All senior level Employees of the Company shall be eligible for the grant of Membership Interest Appreciation Rights by the Board. Membership Interest Appreciation Rights granted to a Participant shall be credited to a bookkeeping account to be maintained for such Participant.

Each Participant may be granted more than one award of Membership Interest Appreciation Rights under this Plan. The maximum aggregate amount of Membership Interest Appreciation Rights available for award under this Plan shall be equal to 10% of the common membership interests of the Company of whatever kind, whether voting or non-voting, on a fully diluted basis (the “Limitation”); provided, however, the Company shall not grant more than 50% of the Limitation before the “Initial Operating Date”, as that term is defined in that certain indenture related to the Company’s 10-3/4% First Mortgage Notes due 2012 (the “Initial Grant Date”); and provided further that the Company shall be permitted to grant 100% of the Limitation after the first anniversary of the Initial Grant Date, all as determined by the Board. Membership Interest Appreciation Rights awarded under this Plan which are forfeited or canceled, or which lapse, may be awarded again after the date of such forfeiture, cancellation or lapse.

Each Participant who is granted Membership Interest Appreciation Rights shall be notified of each such grant in writing within thirty (30) days of each Grant Date, or within such other time period as the Board shall determine is appropriate.

5.           Vesting and Forfeiture of Membership Interest Appreciation Rights.

Each Membership Interest Appreciation Right shall become vested as follows:

Number of Anniversaries After Grant Date	Vested Percentage
Less than 1	0%
1 but less than 2	0%
2 but less than 3	0%
3 but less than 4	60%
4 but less than 5	80%
5 or more	100%

Membership Interest Appreciation Rights shall continue to vest until either (i) the Participant ceases to provide services as an Employee of the Company for any reason, or (ii) all Membership Interest Appreciation Rights under the grant become fully vested. All Membership Interest Appreciation Rights granted to a Participant shall automatically vest upon a Change in Control. Payments pursuant to this Plan shall be made only with respect to Membership Interest Appreciation Rights that are vested.

If a Participant’s employment with the Company is terminated for any reason, other than a Termination With Cause, before all Membership Interest Appreciation Rights held by such

Participant have vested (if applicable), the portion of those Membership Interest Appreciation Rights which has not vested as of the date of such termination shall be forfeited and canceled as of such date.

If a Participant’s employment with the Company is terminated due to a Termination With Cause, all Membership Interest Appreciation Rights, whether or not vested, shall immediately and automatically be forfeited.

6.                  Payment of Membership Interest Appreciation Rights.

(a)                   Pursuant to this Section 6, a Participant shall be entitled to receive a lump sum cash payment in exchange for Vested Membership Interest Appreciation Rights following each Payment Event.

(b)                  Except as provided in Section 6, in the event that a Participant is entitled to receive payment for Membership Interest Appreciation Rights pursuant to this Section 6, the payment amount shall be equal to the product of: (i) the number of Membership Interest Appreciation Rights surrendered, multiplied by (ii) the Fair Market Value Per Membership Unit on the exercise date less the Fair Market Value Per Membership Unit on the Grant Date, less applicable withholding taxes and authorized payroll deductions.

(c)                  If a Participant with Vested Membership Interest Appreciation Rights has terminated employment prior to a Payment Event other than a Termination With Cause, such Participant’s Vested Membership Interest Appreciation Rights shall be deemed exercised as of the date of a subsequent Payment Event. Payment shall be made to the Participant by the Company: (i) within thirty (30) business days of the Payment Event if it is a Type B Payment Event, or (ii) on December 31 of the year of the Payment Event, or as soon as practicable thereafter, if the Payment Event is a Type A Payment Event.

(d)                  On or after the occurrence of a Type A Payment Event, a Participant may exercise Vested Membership Interest Appreciation Rights by giving written notice of election to the Company. Such notice shall specify the number of Vested Membership Interest Appreciation Rights being exercised and the date of exercise. Payment to the Participant shall be made on December 31 of the year in which such exercise occurs or as soon as practicable thereafter. Notwithstanding, upon the termination of employment of a Participant following a Type A Payment Event, all remaining Vested Membership Interest Appreciation Rights shall be deemed exercised as of the date of termination of employment. Payment to the Participant shall be made within thirty (30) business days after the deemed exercise date.

(e)                   All Vested Membership Interest Appreciation Rights shall be deemed exercised upon the occurrence of a Type B Payment Event. Payment to the Participant shall be made within thirty (30) business days of the date of the Type B Payment Event.

7.                  Nonassignability of Membership Interest Appreciation Rights.

Membership Interest Appreciation Rights granted under this Plan are not assignable or transferable in any manner without the Company’s prior written consent. During the lifetime of a Participant, Vested Membership Interest Appreciation Rights held by such Participant shall be exercised only by such Participant, a valid assignee of such Participant or a guardian or legal representative of such Participant. In the case of the death of a Participant who holds Vested Membership Interest Appreciation Rights, any payments due to such Participant shall be made to such Participant’s designated beneficiary or, in the absence of designation, to such Participant’s beneficiary by will or by the laws of descent and distribution upon sufficient legal proof of entitlement.

8.           Miscellaneous Provisions.

No Employee or other person or entity shall have any claim or right to be granted an award of Membership Interest Appreciation Rights under this Plan. This Plan shall not confer upon any Employee or Participant any right with respect to continuation of employment by the Company, nor shall it interfere in any way with the Participant’s right or the Company’s right to terminate the Participant’s employment at any time.

The Board may cancel Membership Interest Appreciation Rights with the written consent of the Participant who holds such Membership Interest Appreciation Rights and, upon any such cancellation, all rights of Participant in respect of such canceled Membership Interest Appreciation Rights shall terminate and such canceled Membership Interest Appreciation Rights shall be available for further grant under this Plan.

Notwithstanding any contrary provision hereof, the Board reserves the right to modify, amend or terminate this Plan at any time, and to amend the terms of one or more Membership Interest Appreciation Rights at any time, except that no such action shall materially impair any rights or obligations theretofore granted under this Plan without the holder’s written consent, which consent shall not unreasonably be withheld or delayed.

This Plan shall not be funded, the Company shall not be required to segregate any funds representing the value of Membership Interest Appreciation Rights granted to Participants, and nothing in this Plan shall be construed as providing for such segregation. A Participant’s rights to amounts received in respect of Vested Membership Interest Appreciation Rights under this Plan shall be those of an unsecured general creditor of the Company. The liability for payment upon the exercise of a Vested Membership Interest Appreciation Right is a liability of the Company alone and is not a liability or obligation of any other person or entity, including without limitation, the Board of Managers or any member of the Company.

Membership Interest Appreciation Rights shall not be membership units or interests of the Company. No Participant or successor in interest shall be deemed to be a member of the Company. The grant of Membership Interest Appreciation Rights shall not entitle Participants to any voting right or any other rights of a member of the Company. No Participant shall have any right to receive any membership unit or interest in the Company by virtue of having received a grant of Membership Interest Appreciation Rights.

The grant of Membership Interest Appreciation Rights under this Plan shall not convey any rights to a Participant regarding the manner in which the business affairs of the Company are conducted. The Board of Managers and members of the Company shall have no fiduciary or other duties to Participants as a result of this Plan or any grant of Membership Interest Appreciation Rights hereunder.

The Company will treat any payments pursuant to this Plan in the same manner as other compensation for services rendered by a Participant to the Company for purposes of applicable law, including applicable tax laws.

At the time of any exercise of, or payment in respect of, an Membership Interest Appreciation Right, the Participant shall execute any additional documents as the Company may then require in order to administer properly the terms of the grant and exercise.

9.           Effective Date.

The effective date of this Plan is June 1, 2004.